Exhibit 4.2

KELLOGG CANADA INC.

as Issuer

AND

KELLOGG COMPANY

as Guarantor

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as U.S. Trustee

AND

BNY TRUST COMPANY OF CANADA

as Canadian Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 22, 2012

Supplementing the Indenture dated as of May 22, 2012

between Kellogg Canada Inc., Kellogg Company, The Bank of New York Mellon Trust

Company, N.A., and BNY Trust Company of Canada

and

providing for the issue of

2.10% Senior Notes due May 22, 2014

in the aggregate principal amount of Cdn.$300,000,000

ADDENDA

SCHEDULE “A”	FORM OF NOTE

THIS FIRST SUPPLEMENTAL INDENTURE dated as of May 22, 2012

BETWEEN:

KELLOGG CANADA INC., a corporation incorporated under the laws of Canada (the “Issuer” or the “Company”)

- and -

KELLOGG COMPANY, a Delaware Corporation (the “Guarantor”)

- and -

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association organized and existing under the laws of the United States (the “U.S. Trustee”)

- and -

BNY TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada (the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustees”)

RECITALS:

A.	The Company, the Guarantor and the Trustees have entered into a trust indenture dated as of May 22, 2012 (the “Indenture”).

B.	Pursuant to Section 2.3 and Section 8.1(e) of the Indenture, the Company may issue one or more Series of Securities (as defined in the Indenture) containing such terms, provisions and conditions as may be set forth in a Supplemental Indenture pertaining to the Securities of such Series.

C.	This First Supplemental Indenture is entered into for the purpose of providing for the issue of 2.10% Senior Notes due May 22, 2014 in the aggregate principal amount of Cdn.$ 300,000,000 pursuant to the Indenture and establishing the terms, provisions and conditions of such notes.

D.	Whereas all acts and requirements necessary to make this First Supplemental Indenture the legal, valid and binding obligation of the Company and the Guarantor have been done.

NOW THEREFORE THIS FIRST SUPPLEMENTAL INDENTURE WITNESSES and it is hereby covenanted, agreed and declared as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 To Be Read With Indenture

This First Supplemental Indenture is a Supplemental Indenture within the meaning of the Indenture. The Indenture and this First Supplemental Indenture shall be read together and shall have effect so far as practicable as though all the provisions of both indentures were contained in one instrument.

Section 1.2 First Supplemental Indenture

The terms “this First Supplemental Indenture”, “this indenture”, “herein”, “hereof”, “hereby”, “hereunder”, and similar expressions, unless the context otherwise specifies or requires, refer to the Indenture as amended and supplemented by this First Supplemental Indenture and not to any particular Article, section, subsection or clause or other portion thereof, and include every instrument supplemental or ancillary to this First Supplemental Indenture. For clarity and avoidance of doubt, the provisions of this First Supplemental Indenture shall only be applicable to the Notes (as defined herein) issued hereunder and shall not be applicable to any other Series of Securities hereafter issued.

Section 1.3 Definitions

All terms which are defined in the Indenture and used but not defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Indenture, as such meanings may be amended by this First Supplemental Indenture. In the event of any inconsistency between the terms in the Indenture and this First Supplemental Indenture, the terms in this First Supplemental Indenture shall prevail. Subject to the foregoing, in this First Supplemental Indenture and in the Notes the following terms have the following meanings:

“Book-Entry Only Notes” means any Global Note issued or registered in the name of the Depository, or its Nominee, and for which registration, transfer and exchange of such Notes or any interest therein may not be effected by the Trustee or any other Person maintaining the Security register, except in accordance with the terms of this First Supplemental Indenture and the rules of the Depository.

“Counsel” means legal counsel to the Company or Guarantor, as the case may be, acceptable to the Trustee, acting reasonably.

“Depository” means CDS Clearing and Depository Services Inc. or its successor; provided, however, where the Depository ceases to be a clearing agency or otherwise ceases to be eligible to be a depository, “Depository” shall mean any successor depository that is qualified to act as depository in respect of the Notes, and acceptable to the Trustees, and appointed and designated in writing as such successor depository by the Company.

“Definitive Notes” means Notes in definitive form.

“Global Note” means Notes issued in global form.

“Indenture” has the meaning set out in the Recital A.

“Nominee” means a nominee of the Depository.

“Notes” means the notes referred to in Section 2.1 hereof.

ARTICLE 2

THE SERIES 1 NOTES

Section 2.1 Creation and Designation

The Company is authorized in accordance with the Indenture to issue under this First Supplemental Indenture a Series of Securities designated as 2.10% Senior Notes due May 22, 2014 (the “Notes”).

Section 2.2 Limitation on Aggregate Principal Amount

The aggregate principal amount of Notes which may be issued under this First Supplemental Indenture is limited in the aggregate principal amount of Cdn.$300,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.8, 2.9, 2.10, 2.11 or 13.3 of the Indenture); provided the Company may, without the consent of holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes, which additional Notes will constitute as single series of debt securities under the Indenture.

Section 2.3 Attributes of Notes

The Notes shall have the following attributes:

(a)	The price to purchasers of the Notes is 99.977% of the principal amount, plus accrued interest, if any, from May 22, 2012.

(b)	The principal amount of the Notes will become due and payable to the Holders thereof on May 22, 2014, subject to the provisions of the Indenture relating to acceleration.

(c)	The Notes will bear interest from May 22, 2012 at the rate of 2.10% per annum, payable on each May 22 and November 22, commencing November 22, 2012, to the holders of record of the Notes on May 7 or November 7, as the case may be, immediately preceding such May 22 or November 22. Interest will be computed on the basis of a 365-day year, or a 366-day year in the case of a leap year.

(d)	The principal of and interest on the Notes will be payable at the office or agency of the Company maintained for that purpose, pursuant to the Indenture, in the City of Toronto, Canada which shall be initially the Corporate Trust Office of the Canadian Trustee; provided, however, that at the option of the Company, such payment of interest may be made by check mailed to the person entitled thereto as provided in the Indenture.

(e)	If a Change of Control Repurchase Event (as defined in the “Form of Note” attached hereto as Schedule “A”) shall have occurred, holders of the Notes may require the Company to repurchase all or any part of the Notes in the manner provided and subject to the limitations set forth in the “Form of Note” attached hereto as Schedule “A”.

(f)	The Notes will not have the benefit of any sinking fund and will not be redeemable by the Company except as provided in Section 2.5 of this First Supplemental Indenture.

(g)	The Notes will be denominated in, and all principal of, and interest on, the Notes shall be payable in Canadian Dollars, and the Notes will be issued only in fully registered form without coupons in denominations of Cdn.$2,000 and integral multiples of Cdn.$1,000 in excess thereof.

(h)	The Notes shall be unsecured, unsubordinated obligations of the Company ranking pari passu with any other present or future unsecured, unsubordinated obligations of the Company.

(i)	The Company will pay Additional Amounts (as defined below) in the circumstances identified in Section 2.4, and Additional Amounts will be payable in Canadian Dollars.

(j)	The Guarantor hereby provides a Guaranty of the Notes pursuant to Section 2.3 of the Indenture on the terms provided in Article Eleven of the Indenture.

Section 2.4 Additional Amounts

(a)	All payments made by the Company under or with respect to the Notes or the Guarantor under or with respect to the Guaranty will be made without withholding or deduction for or on account of any present or future tax, duty, levy, assessment or other governmental charge, including any related interest, penalties or additions to tax (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which the Company or the Guarantor is from time to time organized, engaged in business for tax purposes or resident for tax purposes or any political subdivision thereof or therein, or (2) any jurisdiction from or through which payment is made by or on behalf of the Company or the Guarantor (including the jurisdiction of any paying agent) or any political subdivision thereof or therein (each, a “Tax Jurisdiction”) will at any time be required to be made from any payments made by the Company under or with respect to the Notes or the Guarantor under or with respect to the Guaranty, the Company or the Guarantor, as applicable, will pay to each Holder of Notes, such Additional Amounts as may be necessary so that the net amount received by such Holder (including the Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment to a Holder of Notes to the extent:

(i)	such Taxes arise by reason of such Holder being connected with a relevant Tax Jurisdiction or any province or territory thereof otherwise than by the acquisition, ownership or disposition of the Notes, the receipt of payments in respect of such Note or the Guaranty or the enforcement thereof;

(ii)	such Taxes would not have been so withheld or deducted if the Note had been presented for payment within 30 days after the Company made available to such Holder a payment of principal in accordance with the terms of this First Supplemental Indenture, except to the extent that such Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period and there were no additional withholdings or deductions as a result of such late presentment;

(iii)	such Taxes are in respect of any estate, inheritance, gift, transfer, excise, personal property or similar taxes, duties, assessments or other similar governmental charges;

(iv)	such Taxes arise from the failure of such Holder to comply with a timely request of the Company to provide information concerning such Holder’s nationality, residence, entitlement to treaty benefits, identity or connection with a Tax Jurisdiction or to make any timely or valid declaration or similar claim or satisfy any certification information or other reporting requirement, if and to the extent that due and timely compliance with such request would have reduced or eliminated any Taxes as to which Additional Amounts would have otherwise been payable to such Holder but for this clause; or

(v)	any combination of the above clauses in this proviso.

(b)	The Company or the Guarantor will (1) make such withholding or deduction, and (2) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company or the Guarantor will furnish to the Trustee, within 60 days after the date the payment of any Taxes are due pursuant to applicable law, copies of tax receipts, if any (or other documentation), evidencing the payments of Taxes made by the Company or the Guarantor, as the case may be on behalf of the Holders.

(c)	The Company and the Guarantor will indemnify and hold harmless each Holder of Notes and upon written request reimburse each such Holder for the amount of:

(i)	any Taxes (other than any Taxes excluded from Additional Amounts in clauses (i) through (v) of Section 2.4(a) above) levied or imposed and paid by such Holder as a result of any failure of the Company or the Guarantor to withhold, deduct or remit to the relevant authority, on a timely basis, the full amount required under applicable law;

(ii)	any liability (including penalties, interest and expense) arising therefrom or with respect thereto; and

(iii)	any Taxes (other than (i) any Taxes excluded from Additional Amounts in clauses (i) through (v) of Section 2.4(a) above, and (ii) any Taxes that are in the nature of taxes on net income, taxes on capital, franchise taxes, net worth taxes and similar taxes that, in each case, are imposed by any jurisdiction as a result of the Holder being connected with such jurisdiction or any province or territory thereof otherwise than by the acquisition, ownership or disposition of the Notes, the receipt of payments in respect of such Note or the Guaranty or the enforcement thereof) imposed with respect to any reimbursement under clause (i) or (ii) above.

(d)	The Company and the Guarantor will pay and indemnify each Holder for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and any other liabilities related thereto) that are levied by any relevant Tax Jurisdiction on the execution, delivery, issuance, or registration of any of this First Supplemental Indenture, the Notes, the Guaranty or any other document referred to therein, or the receipt of any payments with respect thereto, or enforcement of, the Notes or the Guaranty.

(e)	If the Company or the Guarantor becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or the Guaranty, the Company or the Guarantor, as the case may be, will deliver to the Trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company or the Guarantor must notify the Trustee promptly thereafter) an officers’ certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is reasonably necessary to enable the Paying Agent to pay such Additional Amounts to the Holders of the Notes on the payment date.

(f)	The obligations in this Section 2.4 will survive any termination, defeasance or discharge of the Indenture and any transfer by a Holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor to the Company or the Guarantor is incorporated, engaged in business for tax purposes or resident for tax purposes, or any jurisdiction from or through which such successor makes any payment on the Notes or the Guaranty and, in each case, any department or political subdivision thereof or therein.

(g)	Notwithstanding anything to the contrary in this Section 2.4, any Additional Amounts or indemnity amounts payable to a Holder shall be equal to the lesser of (i) the Additional Amounts or indemnity amounts which would be required if the Holder of Notes was a resident of Canada for purposes of the Income Tax Act (Canada); and (ii) the Additional Amounts or indemnity amounts which would otherwise be payable to the Holder.

(h)	Whenever in this First Supplemental Indenture there is mentioned, in any context (i) the payment of principal or interest, (ii) purchase prices in connection with a repurchase of Notes, or (iii) any other amount payable on or with respect to the Notes or the Guaranty, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this Section 2.4 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 2.5 Tax Redemption

The Notes will be subject to redemption at any time, in whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below, if:

(a)	in the written opinion to the Company (or the Guarantor, as the case may be) of legal counsel of recognized standing, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States, or of any political subdivision or taxing authority thereof or therein, affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the closing of this offering, the Company has or will become obligated to pay (or the Guarantor has or will become obligated to pay, as the case may be) on the next succeeding date on which interest is due, Additional Amounts with respect to the Notes as provided for in Section 2.4; or

(b)	on or after the date hereof, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in the United States, or of any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Company (or the Guarantor, as the case may be), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Company (or the Guarantor, as the case may be) of legal counsel of recognized standing, will result in the Company (or the Guarantor, as the case may be) becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the Notes;

and, in any such case, each of the Company and the Guarantor, in their business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to them. Notice of intention to redeem the Notes will be given not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption; provided, however, that no such notice of redemption may be given later than 180 days after the Company (or the Guarantor, as the case may be) first becomes liable to pay any Additional Amounts as a result any such change or amendment. In the event that the Company elects to redeem the Notes pursuant to this provision, it will deliver to the Trustee a certificate, signed by an authorized officer, stating that it is entitled to redeem the Notes pursuant to their terms.

Section 2.6 Form of Notes

The Notes shall be issued as Book-Entry Only Notes in the form of one Global Note held by, or on behalf of, CDS Clearing and Depository Services Inc. (“CDS”), as depository, for its participants and registered in the name of the Depository or its Nominee. The Notes will be substantially in the form set out in Schedule “A” hereto with such appropriate additions, deletions, substitutions and variations as are required or permitted by this First Supplemental Indenture, or (in the case of a Book-Entry Only Note) as may be reasonably be required by the Depository and are not prejudicial to the beneficial holders of the Notes, and shall bear such distinguishing letters and numbers as a Trustee may approve, with such approval in each case to be conclusively deemed to have been given by the Trustee authenticating such Notes.

Section 2.7 Book-Entry Only Notes

None of the Company, the Trustees, the registrar or any other Paying Agent shall have any responsibility or liability for any aspects of the records relating to or payments made by any Depository on account of the beneficial interests in the Book-Entry Only Notes or for maintaining, reviewing or supervising any records relating to such beneficial interests. Except as provided in this Section 2.7 or Section 2.8, owners of beneficial interests in a Book-Entry Only Note shall not be entitled to have the Notes registered in their names, shall not receive or be entitled to receive Definitive Notes and shall not be considered owners or holders thereof under this Supplemental Indenture or the Indenture; provided, however, that the Company, each Trustee and any agent of the Trustee shall treat a Person as the Holder of such principal amount of outstanding Notes of such Notes represented by a Book-Entry Only Note as shall be specified in a written statement of the Depository with respect to such Book-Entry Only Note, for purposes of obtaining any consents, declarations, waivers or directions required to be given by the Holder pursuant to this First Supplemental Indenture. Nothing herein shall prevent the beneficial owners in a Global Note from voting such Notes using duly executed proxies.

Every Note authenticated and delivered upon registration of transfer of a Book-Entry Only Note, or in exchange for or in lieu of a Book-Entry Only Note or any portion thereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, unless such Note is registered in the name of a Person other than the Depository for such Global Note or a Nominee thereof.

If the Depository ceases to be a clearing agency or otherwise ceases to be eligible to be a depository, and the Company is unable to locate and appoint a qualified successor, the Company and the Trustees, acting reasonably, will each exercise commercially reasonable efforts to agree upon alternative arrangements whereby the Notes can be traded through an alternative book-entry system.

Section 2.8 Restrictions on the Transfer of Global Notes

(a)	Notwithstanding any other provision of this Supplemental Indenture, a Global Note registered in the name of the Depository or a Nominee of the Depository may not be transferred by the Depository or such Nominee except in the following circumstances:

(i)	the Depository ceases to be a clearing agency or otherwise ceases to be eligible to be a depository and the Company is unable to locate and appoint a qualified successor in accordance with Section 2.7 above within 90 days of such cessation;

(ii)	the Depository has notified the Company that it is unwilling or unable or no longer eligible to continue as depository for such Global Note and the Company is unable to locate and appoint a qualified successor in accordance with Section 2.7 above within 90 days of such notice;

(iii)	the Company has determined, in its sole discretion, that the Notes represented by such Global Note shall no longer be held as Book-Entry Only Notes;

(iv)	upon the occurrence and continuation of an Event of Default with respect to the Notes; or

(v)	such transfer is required by applicable law, as determined by the Company and its Counsel.

Following any of the events described above, subject in the case of clauses (i) or (ii) of Section 2.8(a) above to the Company and the Trustees agreeing upon an alternative book-entry arrangement as provided in Section 2.7, Definitive Notes will be issued to beneficial owners of such Notes or their nominee.

(b)	Subject to Section 2.7 and Section 2.8(a), transfers and registrations of Global Notes will only be made to another Nominee of the Depository or to a successor Depository or a Nominee of such successor Depository.

(c)	It is expressly acknowledged that transfer of beneficial ownership in any Note represented by a Global Note certificate will be effected only (i) with respect to the interests of Depository participants (each, a “Participant”), through records maintained by the Depository or its Nominee for the Global Note certificate, and (ii) with respect to interests of Persons other than Participants, through records maintained by Participants. Beneficial owners of Notes who are not Participants, but who desire to purchase, sell or otherwise transfer ownership of or other interest in Notes represented by a Global Note certificate, may do so only through a Participant. The Company is not responsible or liable in any manner whatsoever for or in connection with any registration, tracking, administration or transfer of any beneficial ownership in any Note represented by the Global Note certificate.

Section 2.9 Payments to Depository

(a)	The payment of the principal of, and interest on, each Global Note, shall be made to the Depository or the Nominee, as the case may be, as the registered holder of the Global Note. Interest payments on Global Notes will be made by electronic funds transfer or wire transfer (or other payment method as agreed by the Trustee and the Company and acceptable to the Depository) on the date interest is payable and delivered to the Depository or the Nominee, as the case may be, on the date interest is payable. Principal payments on Global Notes will be made by electronic funds transfer or wire transfer (or other payment method as agreed by the Trustee and the Company and acceptable to the Depository) delivered to the Depository or the Nominee, as the case may be, at maturity against surrender to the Trustees of the Global Note. As long as the Depository or the Nominee is the registered owner of a Global Note, the Depository or the Nominee, as the case may be, will be considered the sole owner of such Global Note for the purposes of receiving payments of interest, principal, and Additional Amounts, if any, on Notes represented by such Global Note and for all other purposes under the Indenture and such Notes, except as otherwise provided herein or as required by law. The making of any such payments of interest, principal or Additional Amounts, if any, to the Depository or the Nominee shall satisfy and discharge the liability in respect of such amounts on such Note to the extent of the sum represented thereby (plus the amount of any tax, assessment or other government charge required by law to be deducted or withheld).

(b)	Upon receipt of any payment of principal, interest or Additional Amounts, if any, in respect of a Global Note, the Depository or the Nominee, as the case may be, will credit Participants’ accounts, on the date principal, interest or Additional Amounts, if any, is payable, with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depository or the Nominee. Such payments of principal, interest or Additional Amounts, if any, by Participants to the owners of beneficial interests in such Global Note held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participants. The responsibility and liability of the Company and the Trustee in respect of Notes represented by Global Notes is limited to making payment of any principal, interest or Additional Amounts, if any, due on such Global Notes to the Depository or the Nominee. The forwarding of such payment to the Depository or Nominee, as the case may be, shall satisfy and discharge the liability for the payment of interest, principal, or Additional Amounts, if any, on such Note to the extent of the sum represented thereby (plus the amount of any tax, assessment or other government charge required by law to be deducted or withheld). The Company and the Trustee shall not be responsible or liable for any payment(s) made or required to be made by the Depository or any Participant on account of any beneficial interest in any Global Note and shall not be responsible for maintaining, reviewing or supervising any records relating to any such payment or requirement.

Section 2.10 Company Not Liable in Respect of Depository or Participants

Notwithstanding any other provision in this First Supplemental Indenture or anything that may be construed or inferred herein to the contrary, and in addition to any other limitation on liability of the Company contained herein, the Company shall not have any liability in any manner whatsoever for any of the following:

(a)	any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes held by and registered in the name of the Depository;

(b)	maintaining, supervising or reviewing (or failure to maintain, supervise or review) any records relating to such beneficial ownership interests registered in the name of or in support of the Depository or any Participant;

(c)	any transfer (including any improper, inaccurate or inappropriate transfer) of beneficial ownership or interest in any Note; or

(d)	any advice or representation made or given by or with respect to the Depository or any Participant and made or given herein with respect to rules or procedures of such Depository or any action to be taken by the Depository or at the direction of a Participant.

Section 2.11 Trustees Not Liable in Respect of Depository

Without limitation of their duties and obligations hereunder in respect of the Notes and dealings with Registered Holders thereof, the Trustees shall not have any liability whatsoever for the following:

(a)	any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes held by and registered in the name of the Depository;

(b)	maintaining, supervising or reviewing any records relating to such beneficial ownership interests; or

(c)	any advice or representation made or given by or with respect to a Depository and made or given herein with respect to rules of such Depository or any action to be taken by a Depository or at the direction of a Participant of a Depository.

Section 2.12 Global Notes

Notes issued to a Depository in the form of a Global Note shall be subject to the following:

(a)	the Trustees may deal with such Depository as the authorized representative of the beneficial owners of such Notes;

(b)	the rights of the beneficial owners of such Notes shall be exercised only through such Depository and the rights of beneficial owners shall be limited to those established by applicable law and agreements between the Depository and the Participants and between such Participants and beneficial owners, and must be exercised through a Participant in accordance with the rules and procedures of the Depository;

(c)	such Depository will make book-entry transfers among the Participants of such Depository and will receive and transmit distributions of the principal, interest and Additional Amounts, if any, on the Notes to such direct Participants;

(d)	except as otherwise provided herein or as required by law, the Participants of such Depository shall have no rights under this First Supplemental Indenture or under or with respect to any of the Notes held on their behalf by such Depository, and such Depository may be treated by the Company, the Guarantor, the Trustees and their agents, employees, officers and directors as the absolute owner of the Notes represented by such Global Note for all purposes whatsoever;

(e)	any redemption in respect of such Note shall be conducted in accordance with the rules and procedures of the Depository; and

(f)	any notice to be provided to Holders shall be sufficiently given, in addition to in any manner specified in the Indenture, if sent by electronic communication to the Depository at the electronic communication number appearing on the register and otherwise in accordance with the rules and procedures of the Depository applicable to any such notice.

Section 2.13 Voting

In the case of a Global Note, the Depository may appoint or cause to be appointed a Person or Persons as proxies and shall designate the number of votes entitled to be cast by each such Person, and each such Person shall be entitled to be present at any meeting of Holders of Notes and shall be the Persons entitled to vote at such meeting in accordance with the number of votes set out in the Depository’s designation.

ARTICLE 3

MISCELLANEOUS

Section 3.1 Acceptance of Trust

The Trustees accept the trusts in this First Supplemental Indenture and agree to carry out and discharge the same upon the terms and conditions set out in this First Supplemental Indenture and in accordance with the Indenture.

Section 3.2 Confirmation of Indenture

The Indenture as amended and supplemented by this First Supplemental Indenture is in all respects confirmed.

Section 3.3 Counterparts

This First Supplemental Indenture may be executed in several counterparts and delivered by facsimile, each of which so executed shall be deemed to be original and such counterparts together shall constitute one and the same instrument.

Section 3.4 Trustees

The Trustees make no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals herein are deemed to be those of the Company and the Guarantor and not of the Trustees.

Section 3.5 Separability Clause

In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.6 New York Law to Govern

This First Supplemental Indenture and the Notes shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

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IN WITNESS WHEREOF the parties hereto have executed this First Supplemental Indenture under the hands of their proper officers in that behalf.

KELLOGG CANADA INC., as Issuer

By:	/s/ Joel A. Vander Kooi
Name: Joel A. Vander Kooi
Title: Assistant Treasurer

KELLOGG COMPANY, as Guarantor

By:	/s/ Gary H. Pilnick
Name: Gary H. Pilnick
Title: Senior Vice President - General
Counsel, Corporate Development
& Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as U.S. Trustee

By:	/s/ Richard Tarnas
Name: Richard Tarnas
Title: Vice President

BNY TRUST COMPANY OF CANADA, as Canadian Trustee

By:	/s/ Farhan Mir
Name: Farhan Mir
Title: Authorized Signatory

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SCHEDULE “A”

FORM OF NOTE

KELLOGG CANADA INC.

2.10% Senior Notes due May 22, 2014

[NOTE: Insert if a Global Note] [THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE TRUST INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO KELLOGG CANADA INC. (THE “ISSUER”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE.]

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) MAY 22, 2012; AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

REGISTERED	REGISTERED
No. [•]	Cdn.$[•] ISIN No.: [•] CUSIP No.:[•]

Kellogg Canada Inc., a corporation incorporated under the Canada Business Corporations Act (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CDS & CO., or registered assigns, the principal sum of [•] Canadian dollars (or such other principal sum that may from time to time be indicated on the records of the Depository as the result of increases or decreases by adjustments made on the records of the Depository, in accordance with the rules and procedures of the Depository, which other principal sum shall not exceed Cdn.$[•]) on May 22, 2014, and to pay interest thereon from May 22, 2012, or from the most recent interest payment date to which interest has been paid or duly provided for, semiannually on May 22 and November 22 in each year, commencing November 22, 2012, at the rate of 2.10% per annum, until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such interest, which shall be May 7 or November 7 (whether or not a Business Day), as the case may be, immediately preceding such interest payment date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such

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regular record date and may either be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustees, notice whereof shall be given to Holders of this Note not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Note may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose in Toronto, Canada, in such coin or currency of Canada as at the time of payment is legal tender for payment of public and private debts.

For any interim period, interest on this Note shall be computed on the basis of a 365-day year (or a 366-day year in the case of a leap year) based on the number of days elapsed in the period.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF the Company has caused this instrument to be duly executed.

Dated: [•]

KELLOGG CANADA INC.

By:

Name: [•]
Title: [•]

By:

Name: [•]
Title: [•]

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TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This Note is one of the Securities of the Series designated and referred to in the within-mentioned Indenture as the 2.10% Senior Notes due May 22, 2014.

BNY TRUST COMPANY OF CANADA, as Canadian Trustee

By:

Authorized Signatory

(NO WRITING HEREON EXCEPT BY THE TRUSTEES OR OTHER REGISTRAR)

DATE OF REGISTRY	IN WHOSE NAME REGISTERED	SIGNATURE OF TRUSTEES OR OTHER REGISTRAR

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2.10% Senior Notes due May 22, 2014

Section 1. Indenture

This Security is one of a Series designated as 2.10% Senior Notes due May 22, 2014 of the Company (the “Notes”). The Company issued the Notes under an Indenture, dated as of May 22, 2012 as supplemented by the First Supplemental Indenture dated May 22, 2012, between the Company, the Guarantor, and the Trustees (the “Indenture”). The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders of Notes are referred to the Indenture for a statement of such terms and provisions.

The Notes are unsecured, unsubordinated obligations of the Company initially limited to Cdn.$300,000,000 aggregate principal amount at any one time outstanding.

Section 2. Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs the Company will make an offer to each Holder of Notes to repurchase all or any part (equal to Cdn.$2,000 and integral multiples of Cdn.$1,000 in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, the Company will mail a notice to each Holder of Notes, with a copy to the Trustees, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company will comply with the requirements of applicable securities laws and applicable regulations thereunder, in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(a)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Company’s offer;

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(b)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(c)	deliver or cause to be delivered to one of the Trustees the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of properly tendered Notes the purchase price for the Notes, and a Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder of Notes a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note will be in a principal amount of Cdn.$2,000 and integral multiples of Cdn.$1,000 in excess thereof.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer. An offer to repurchase the Notes upon a Change of Control Repurchase Event may be made in advance of a Change of Control Repurchase Event, if a definitive agreement is in place for a Change of Control at the time of the making of such an offer.

“Below Investment Grade Rating Event” occurs if both the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Guarantor’s properties or assets and those of Guarantor’s subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or one of its Subsidiaries;

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(2)	the adoption of a plan relating to the liquidation or dissolution of the Guarantor;

(3)	the first day on which a majority of the members of the Guarantor Board are not Continuing Directors; or

(4)	the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than any of the Guarantor’s wholly-owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Guarantor’s Voting Stock, measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Guarantor Board who (1) was a member of such board of directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by approval of the Guarantor’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) and a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act or a “designated rating organization” within the meaning of National Instrument 25-101 – Designated Rating Organizations adopted by the Canadian Securities Administrators, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to so vote has been suspended by the happening of such a contingency.

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Section 3. Sinking Fund

The Notes are not subject to any sinking fund.

Section 4. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of Cdn.$2,000 and integral multiples of Cdn.$1,000 in excess thereof. A Holder of Notes may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustees may require a Holder of Notes, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption or to transfer or exchange any Notes for a period of 15 days prior to the mailing of a notice of redemption of Notes to be redeemed.

Section 5. Events of Default

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Section 6. Persons Deemed Owners

The registered Holder of Notes may be treated as the owner of it for all purposes.

Section 7. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years after such principal or interest has become due and payable, the Trustees or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Securityholders entitled to the money must look only to the Company and not to the Trustees for payment.

Section 8. Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits with the Trustees money or Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

Section 9. Trustees Dealings with the Company

Subject to the terms of the Indenture, the Trustee under the Indenture, in their individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with

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and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights they would have if they were not Trustees.

Section 10. No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting the Note, each Holder of Notes waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

Section 11. Authentication

This Note shall not be valid until an authorized signatory of a Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

Section 12. Notices

Notices to Holder of Notes will be published in authorized daily newspapers in the City of Toronto. It is expected that publication will be made in the City of Toronto in The Globe and Mail. Any notice given pursuant to these provisions shall be deemed to have been given on the date of publication or, if published more than once, on the date first published.

Section 13. Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 14. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustees to use CUSIP numbers in notices of redemption as a convenience to Holder of Notes. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Section 15. Defined Terms

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

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The Company will furnish to any Holder of Notes upon written request and without charge to the Securityholder a copy of the Indenture, including the First Supplemental Indenture which has in it the text of this Note.

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NOTATION OF GUARANTY

For value received, the undersigned Guarantor has unconditionally and irrevocably guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, (a) the full and punctual payment of all of the principal of, and premium and interest on the Notes when due, whether at maturity, by acceleration, redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Notes; and (b) the full performance within applicable grace periods of all other obligations of the Company under the Indenture with respect to the Notes. These and other additional obligations of the Guarantor to the Holders of Notes pursuant to the Guaranty are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guaranty.

KELLOGG COMPANY, as Guarantor

By:
Name:
Title:

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CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF TRANSFER OF NOTES

This Certificate relates to Cdn.$[•] principal amount of Notes held in (check applicable space)             book-entry or             definitive form by             (the “Transferor”).

The Transferor (check one box below):

☐	has requested the Trustees by written order to deliver in exchange for its beneficial interest in the Global Note held by the
Depository a Note or Notes in definitive, registered form of authorized denominations in an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above); or

☐	has requested the Trustees by written order to exchange or register the transfer of a Note or Notes.

[INSERT NAME OF TRANSFEROR]

Dated:	By:

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and postal code)

and irrevocably appoint                         agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

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